Exhibit 99.1
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FOR IMMEDIATE RELEASE

          For additional information, contact:
          Mr. Don Hotz
          Chief Financial Officer
          TAB Products Co.
          (847) 968-2433


                TAB PRODUCTS CO. STOCKHOLDERS APPROVE MERGER


VERNON HILLS, ILLINOIS, October 22, 2002 - TAB Products Co. (AMEX: TBP) announced today that TAB stockholders voted to approve the merger agreement with T Acquisition L.P. and T Acquisition Co., each affiliates of HS Morgan Limited Partnership, at today's special meeting of TAB stockholders, with 82% of the TAB shares voting. The results of the vote were as follows:
4,112,917 shares in favor and 66,342 shares against, with 5,824 shares abstaining. The merger is expected to be completed promptly.


TAB PRODUCTS CO.

TAB Products Co. is a leading document management company specializing in the re-engineering of the records management process. The company provides efficient solutions that enable its customers to better organize, control and find their critical documents. TAB leverages its knowledge of paper-based systems with expertise in emerging digital document management technologies. Currently headquartered in Vernon Hills, Illinois, TAB employs approximately 700 people with offices in the United States, Canada, Europe and Australia. With over 50 years of experience in document management, TAB serves customers in a variety of industries including Finance, Healthcare, Government and Insurance. Additional information can be found at www.tab.com.


HS MORGAN LIMITED PARTNERSHIP

HS Morgan Limited Partnership owns two office products companies - Hamilton Sorter and Maverick Desk. Hamilton Sorter, founded in 1966, is based in Cincinnati, OH. Hamilton Sorter manufactures a broad selection of high quality, application-specific furniture and accessories for mail center, communications, packaging, distribution, and document processing applications. Maverick Desk, founded in 1991, is based in Los Angeles, California, and specializes in manufacturing made to order laminate office furniture in lead times of 48 hours.